UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

Under the Securities Exchange Act of 1934
(Amendment No. 3)

Pacific Aerospace & Electronics, Inc.
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(Name of Issuer)

Common Stock, par value $.01 per share
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(Title of Class of Securities)

693758104
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(CUSIP Number)

Wendy Schnipper Clayton, Esq.
DDJ Capital Management, LLC
141 Linden Street, Suite 4
Wellesley, MA  02482-7910
781-283-8500
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(Name, address and telephone number of person authorized to receive notices and communications)

February 17, 2003
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(Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the
following box [   ].

(Continued on following pages)

SCHEDULE 13D

CUSIP NO. 693758104


1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	DDJ Capital Management, LLC
	04-3300754
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
	GROUP*
	SEE ITEM #5	(a) [ X ]
		(b) [    ]
3	SEC USE ONLY
4	SOURCE OF FUNDS*
	OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	7	SOLE VOTING POWER
SHARES			76,466
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH		9	SOLE DISPOSITIVE POWER
REPORTING		76,466
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON
	76,466
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
	EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
	(11)
	0.3%
14	TYPE OF REPORTING PERSON *
	IA
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 693758104

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	B III Capital Partners, L.P.
	04-3341099
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
	GROUP*
	SEE ITEM #5	(a) [ X ]
		(b) [    ]
3	SEC USE ONLY
4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES			35,684
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH		9	SOLE DISPOSITIVE POWER
REPORTING		35,684
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON
	35,684
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
	EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
	(11)
	0.1%
14	TYPE OF REPORTING PERSON *
	PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 693758104


1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	DDJ Capital III, LLC
	04-3317544
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
	GROUP*
	SEE ITEM #5	(a) [ X ]
		(b) [    ]
3	SEC USE ONLY
4	SOURCE OF FUNDS*
	OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES			35,684
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH		9	SOLE DISPOSITIVE POWER
REPORTING		35,684
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON
	35,684
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
	EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
	(11)
	0.1%
14	TYPE OF REPORTING PERSON *
	OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 693758104


1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	B III-A Capital Partners, L.P.
	04-3495504
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
	GROUP*
	SEE ITEM #5	(a) [ X ]
		(b) [    ]
3	SEC USE ONLY
4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES			15,293
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH		9	SOLE DISPOSITIVE POWER
REPORTING		15,293
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON
	15,293
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
	EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
	(11)
	0.1%
14	TYPE OF REPORTING PERSON *
	PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 693758104


1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	GP III-A, LLC
	04-3493598
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
	GROUP*
	SEE ITEM #5	(a) [ X ]
		(b) [    ]
3	SEC USE ONLY
4	SOURCE OF FUNDS*
	OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES			15,293
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH		9	SOLE DISPOSITIVE POWER
REPORTING		15,293
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON
	15,293
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
	EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
	(11)
	0.1%
14	TYPE OF REPORTING PERSON *
	OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP No. 693758104

ITEM 1.	SECURITY AND ISSUER:

	This Amendment No. 3 to Schedule 13D ("Amendment No. 3") amends and supplements the report on Schedule 13D dated March 1, 2001, ("Schedule 13D") as filed with the Securities and Exchange Commission as amended by Amendment No. 1 filed on September 4, 2002 and Amendment No. 2 filed on January 23, 2003 (collectively, the
"Schedule 13D"). This Amendment No. 3 amends the Schedule 13D only with respect to those items listed below. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Schedule 13D.

	This filing of Amendment No. 3 is not, and should be deemed to be, an admission that the Schedule 13D or any Amendment thereto is required to be filed.

	As of February 17, 2003 DDJ and the DDJ Affiliates beneficially own less than 5% of the Shares outstanding and from such date will no longer be required to file. This filing speaks as of February 17, 2003 and does not make any statements with respect to any day following such date.

ITEM 5.	Interest in Securities of the Issuer.

	(a)	As of February 17, 2003, B III owns, and DDJ III
and DDJ beneficially own as general partner and investment manager of B III, respectively, 35,684 Shares, or approximately 0.1% of the outstanding Shares of the Company. B III-A owns, and GP III-A, LLC and DDJ beneficially own, as general partner and investment manger of B III-A, respectively, 15,293 Shares, or approximately 0.1% of the outstanding Shares of the Company. DDJ, as investment manager to the Account, may be deemed to beneficially own 15,293 Shares, or approximately 0.1% of the outstanding Shares of the Company. DDJ, as investment advisor to DDJ Canadian, may be deemed to beneficially own 10,195 Shares, or approximately 0.0% of the outstanding Shares of the Company. DDJ, as investment manager to the Funds may be deemed to beneficially own 76,416 Shares, or approximately 0.3% of the outstanding Shares of the Company.



Signature:
========

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EXECUTED as a sealed instrument this 27th day of February, 2003.

DDJ CAPITAL MANAGEMENT, LLC


By:	/ s / Wendy Schnipper Clayton
	-------------------------------------------
	Wendy Schnipper Clayton
	Attorney-In-Fact*

* Limited Power of Attorney filed with the SEC on July 29, 1998 with Frontier Airlines Schedule 13D Frontier Airlines Inc.